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                                                                     EXHIBIT 5.1


                         [LETTERHEAD OF FREEBORN & PETERS]

July 30, 1999

Quotesmith.com, Inc.
8205 South Cass Avenue, Suite 102
Darien, Illinois 60561

Ladies and Gentlemen,

         We have examined the Registration Statement on Form S-1, Registration Number 333-79355, originally filed with the Securities and Exchange Commission on May 26, 1999 (as amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of Quotesmith.com, Inc. (the "Shares") and the associated preferred stock purchase rights (the "Rights"). The Shares, which include shares of Common Stock issuable pursuant to an over allotment option granted to the underwriters, are to be sold to (1) the underwriters as described in such Registration Statement for the sale to the public or issued to the representatives of the underwriters and (2) Intuit Inc. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the Shares and the Rights.

         It is our opinion that, upon approval by the price committee duly authorized by the Company's Board of Directors, the Shares and the Rights when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                                     Very truly yours,

                                                     /s/ Freeborn & Peters